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                                                                EXHIBIT 10.23

[OMP Letterhead]





[Date]

Mr. Peter Tong
PMB 210
685 Spring Street
Friday Harbor, WA  98250-8058

Dear Peter:

This letter summarizes our mutual agreement with respect to consulting services to be provided to Obagi Medical Products, Inc. ("OMP" or the "Company") by you ("Consultant") in connection with OMP's business.

1.  SCOPE OF WORK:

Consultant will perform services with respect to OMP's business strategy and general corporate matters, as may be requested by the CEO or the Board of Directors of the Company at such times as are mutually agreed upon between the Company and Consultant, provided, however, Consultant's obligation hereunder shall not exceed 80 hours per month determined on an average basis.

2.  CHARGES:

The Company will pay Consultant $17,500 for each full or partial month for services rendered to the Company. Any out-of-pocket expenses incurred by Consultant with the Company's prior approval will be reimbursed as incurred in addition to the above.

3.  INDEPENDENT CONTRACTOR STATUS:

It is understood that Consultant will function as an independent contractor. No employment relationship is intended or shall be construed to exist between OMP and Consultant, nor is Consultant entitled to participate in any OMP pension or employee benefit plans. The Company will comply with all applicable laws pertaining to the employment, insurance, and taxation of its employees, if any, who will perform work for you.

4.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION:

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Except as required in the conduct of the Company's business or as expressly authorized in writing on behalf of the Company, Consultant shall not use or disclose, directly or indirectly, any nonpublic confidential information or trade secrets during the period of Consultant's engagement with the Company and for a period of two (2) years thereafter. This prohibition does not apply to confidential information after it has become generally known to the public or within the industry in which the Company conducts its business. This prohibition also does not prohibit Consultant's use of general skills and know-how acquired during and prior to this engagement by the Company, as long as such use does not involve the use or disclosure of the Company's confidential information or trade secrets.

5.  INDEMNITY:

OMP agrees to hold Consultant harmless and fully indemnify Consultant with respect to any loss or liability, including consultants cost of defense incurred in connection with this engagement, unless such loss or liability arises out of Consultant's willful misconduct. Consultant shall have no liability to OMP in connection with this engagement, except for willful misconduct. It is agreed that in the event of any litigation arising from this engagement, OMP will hold Consultant harmless with respect to the costs of such litigation and with respect to any loss or liability incurred in connection with such litigation except to the extent that such cost, loss or liability arises out of Consultant's willful misconduct. Provided OMP first acknowledges in writing to Consultant that it is obligated to indemnify Consultant, OMP shall have the right to assume legal management and control over any matter for which indemnity is asserted or claimed, provided that Consultant may at Consultant's own expense participate in such defense.

6.  TERM:

The services contemplated by this agreement will commence upon the Company completing a public offering of its common stock pursuant to an effective registration statement under the Securities Act of 1933, and continue for an initial period of one year, after which the term shall automatically be renewed for a like term, provided that after the initial term that the agreement may be terminated by either party upon 60 days' prior notice.

7.  GENERAL PROVISIONS:

         A. NOTICES. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 7):

            (a)  If to the Company:

                       Obagi Medical Products, Inc.

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                       310 Golden Shore, 1st Floor
                       Long Beach, CA  90802
                       Attn:  Phillip J. Rose, President


            (b)  If to Consultant:

                       At Consultant's home address kept on file at the Company's office.

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

         B. ENTIRE AGREEMENT. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties, with respect to the subject matter hereof.

         C. SEVERABILITY. If any court of competent jurisdiction determines that any covenant or provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other covenants or provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable covenant or provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

         D. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by a single arbitrator in arbitration conducted in Long Beach, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be final and nonappealable. Each party shall be entitled to discovery exclusively by the following means: (i) request for admission, (ii) request for production of documents, and (iii) depositions of no more than four
(4) individuals. All discovery shall be completed, and the arbitration hearing shall commence, within sixty (60) days after the appointment of the arbitrator. The hearing will be completed and an award will be rendered within fourteen (14) days of the commencement of the hearing. The arbitrator shall have the authority to settle such controversy or claim by finding that a party should be enjoined from certain actions or be compelled to undertake certain actions, and in such event such court may enter an order enjoining and/or compelling such actions as found by that arbitrator. The arbitrator shall make a determination regarding which party's legal position in any such controversy or claim is the more substantially correct (the "Prevailing Party") and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action. However, notwithstanding the foregoing, the parties expressly agree that a court of

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competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of this Agreement pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

         E. WAIVER OF BREACH. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

         F. GOVERNING LAW; CONSTRUCTION. This Agreement shall be governed by the internal laws of the State of California.



Obagi Medical Products, Inc.                         Consultant

By:________________________                          ________________________
     Phillip J. Rose, R.Ph.                          Peter Tong
     President & CEO



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